Exhibit 99.1

PHILIP MORRIS PRESS RELEASE	Philip Morris International Management S.A. Avenue de Cour 107 Case Postale 1171 1001 Lausanne Switzerland

PHILIP MORRIS INTERNATIONAL ANNOUNCES AGREEMENT TO

PURCHASE MAJORITY STAKE IN LAKSON TOBACCO COMPANY IN

PAKISTAN

PMI will acquire an additional 50.21% stake in Lakson Tobacco from major shareholders in a transaction valued at PKR 20.62 billion (USD 338.9 million)

Lausanne, Switzerland – 19 January, 2007 – Philip Morris International (PMI) today announced that it has entered into an agreement to acquire an additional 50.21% stake in Pakistan cigarette manufacturer, Lakson Tobacco Company Limited (Lakson Tobacco), from a number of Lakson Tobacco’s principal shareholders for PKR 666.89 (USD 10.96) per share. PMI currently holds a 40% stake in Lakson Tobacco and this transaction will bring PMI’s stake in Lakson Tobacco to approximately 90%.

In accordance with Pakistan securities law, PMI will proceed to make a public tender offer for all of the remaining shares at the same price per share to be paid to the principal shareholders. Based on a price per share of PKR 666.89, Lakson Tobacco is valued at PKR 41.07 billion (USD 674.9 million).

PMI will pay cash for all shares tendered and expects the tender offer to be completed within 90 days, subject to customary regulatory review and approvals.

Lakson Tobacco is Pakistan’s second largest tobacco company, with an estimated cigarette volume of 29.8 billion units in fiscal year, ending 30 June, 2006, generating net revenues of approximately USD160.5 million. Its EBITDA was USD 46.1 million in 2006 and the Company held an estimated 47% share of the growing 63 billion-unit Pakistan cigarette market. Morven Gold is the leading brand in the market with an estimated 37% market share, complemented by Diplomat and Royals. Additionally, Lakson Tobacco is the licensed manufacturer of PMI’s Marlboro and Red & White brands in Pakistan.

“Our additional investment in Lakson Tobacco gives PMI a significant presence in one of the top twenty cigarette markets in the world,” said André Calantzopoulos, President and Chief Executive Officer of PMI. “Lakson Tobacco is a very well established and managed company with a strong brand portfolio, including the market leader Morven Gold. This transaction provides PMI with an excellent opportunity to further develop Lakson Tobacco’s brands and to deploy its international portfolio in Pakistan.”

“This is an excellent development for our stakeholders, including shareholders and employees,” said Iqbal Ali Lakhani, Chairman and Chief Executive of Lakson Tobacco. “PMI is well known as a successful manufacturer and marketer of quality tobacco products. This substantial foreign investment is evidence of growing investor confidence in Pakistan’s vibrant economy.”

“We have a long standing relationship with Lakson Tobacco which has benefited both companies, and we have high regard for its management, people and culture,” said Matteo Pellegrini, President for the PMI Western Asia region. “We look forward to continuing to work with the management and employees of Lakson Tobacco to further solidify its market position and ensure the continued success of the company in Pakistan.”

Philip Morris International Inc.

Philip Morris International, based in Lausanne, Switzerland, held a 15% share of the international cigarette market in 2005. Its brands, led by Marlboro and L&M, are sold in over 160 countries around the world. Philip Morris International is an operating company of Altria Group, Inc.

2005 results

Net revenues: USD 45.3 billion

Operating companies income: USD 7.8 billion

Unit volume: 804.5 billion

Worldwide market share: 15%

Source: PMI

Lakson Tobacco Company

Lakson Tobacco Company was founded in 1971 and today is Pakistan’s second largest tobacco company with an estimated 47% cigarette market share in fiscal year 2006. Lakson Tobacco’s shares are listed on the Karachi and Lahore stock exchanges. Lakson Tobacco’s principal activity is the manufacture and sale of cigarettes. Morven Gold and Diplomat are core brands in Lakson Tobacco’s mainstream portfolio, while Red & White and Marlboro, manufactured under licence from PMI, complement the portfolio. Lakson Tobacco operates four cigarette manufacturing facilities in Pakistan.

2006 fiscal year results (1 July 2005 – 30 June 2006)

Net revenues: PKR 9.6 billion (USD 160.5 million)

EBITDA: PKR 2.77 billion (USD 46.1 million)

Unit volume: 29.8 billion

Share of total Pakistan market: 47% (est.)

Source: Lakson Tobacco

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